Exhibit 99.1

NEWS RELEASE

For immediate release

Navient announces $1 billion share repurchase program

NEWARK, Del., Dec. 15, 2014 — Navient (Nasdaq: NAVI), the nation’s leading loan management, servicing and asset recovery company, announced today that its Board of Directors approved a new share repurchase program for up to $1.0 billion of the company’s outstanding common stock. Effective Jan. 1, 2015, the share repurchase authorization permits the company to repurchase shares from time to time through a combination of open market repurchases, privately negotiated transactions, or accelerated share repurchase transactions. The program does not have an expiration date. The previous $400 million authorization announced by the company on May 22, 2014, was recently completed on Nov. 26, 2014.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on Nasdaq as an independent company on May 1, 2014.

# # #

Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543